Exhibit 2


                                 GREENBELT CORP.
                           277 PARK AVENUE, 27TH FLOOR
                               NEW YORK, NY 10017
                               TEL. (212) 350-5100
                               FAX. (212) 350-5253






                                                  September 13, 1995

Paul Segall, Ph.D.
President and Chief Executive
 Officer
BioTime, Inc.
935 Pardee Street
Berkeley, CA   94710

Dear Mr. Segall:

         This letter agreement (the "Agreement") confirms the retention of Greenbelt Corp. (the "Financial Adviser") by BioTime, Inc. ("BioTime") to act as its financial adviser on the following terms and conditions.

         1. The Financial Adviser (a) will assist BioTime in its negotiations with third parties who may be interested in obtaining rights in the United States and foreign countries to BioTime's products and patents, and (b) will provide financial consulting to BioTime, including advice on devising a capital structure conducive to attracting additional financing from one or more domestic or international pharmaceutical companies, venture capital funds, banks, or other sources of private capital.

         2. (a) As compensation for the services of the Financial Adviser to be performed hereunder, BioTime hereby (i) issues to the Financial Adviser on the date hereof warrants to purchase 100,000 shares of common stock of BioTime ("Common Stock") at an exercise price of $6 per share, exercisable from October 15, 1996 through October 15, 2000, and (ii) agrees to issue on the following quarterly dates additional warrants to purchase the number of additional shares of Common Stock indicated below, exercisable from the later of (w) October 15, 1996 and (x) their date of issuance, through the applicable Expiration Date indicated below, at a price equal to the greater of (y) 150% of the average of the last sale prices of the Common Stock during the three months prior to the issuance of the additional warrants, and (z) $6:



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                               WARRANTS FOR              EXPIRATION
         DATE OF ISSUANCE      ADDITIONAL SHARES         DATE
         ----------------      -----------------         ----
         October 15, 1995      25,000                    October 15, 2000
         January 15, 1996      25,000                    January 15, 2001
         April 15, 1996        25,000                    April 15, 2001
         July 15, 1996         25,000                    July 15, 2001
         October 15, 1996      25,000                    October 15, 2001
         January 15, 1997      25,000                    January 15, 2002
         April 15, 1997        25,000                    April 15, 2002
         July 15, 1997         25,000                    July 15, 2002


         (b) The warrants shall be issued in the form annexed hereto as Exhibit A and shall be exercisable, in whole or in part, upon written notice to BioTime. BioTime agrees to reserve a sufficient number of shares of authorized Common Stock for issuance pursuant to the warrants granted and to be granted hereunder. The number of shares of Common Stock for which the warrants may be exercised shall be subject to reasonable and customary anti-dilution protection.

         . (c) BioTime agrees, at its expense, upon written request from the Financial Adviser, to register under the Securities Act of 1933 (the "1933 Act"), the warrants and shares of Common Stock issued or issuable upon the exercise of such warrants (collectively, the "Registrable Securities") and to take such other actions as may be necessary to allow such Registrable Securities to be freely tradable, without restrictions, in compliance with all regulatory requirements. BioTime shall not be obligated to file a registration statement with respect to the Registrable Securities prior to October 15, 1996. A written request for registration shall specify the type and quantity of the Registrable Securities intended to be sold, the plan of distribution and the identity of the sellers, which may include the Financial Adviser and assignees of its rights hereunder (collectively, "Selling Securities Holders"), and whether the registration shall be pursuant to an underwritten public offering or a "shelf" registration pursuant to Rule 415 (or similar rule that may be adopted by the Securities and Exchange Commission). BioTime shall not be obligated to file more than two such registration statements, other than registration statements on Form S-3. BioTime shall keep such registration statements effective for a period of at least nine months, except that registration statements on Form S-3 shall be kept effective for at least three years (or such lesser period as the parties may agree (but in no event beyond the completion of the distribution or distributions being made pursuant thereto)); provided that if the registration statement relates to warrants, BioTime will, to the extent required by law, keep such registration statement effective with respect to Common Stock issuable upon exercise of the warrants until all such warrants shall have been exercised or have expired. BioTime shall utilize Form S-3 if it qualifies for such use. BioTime shall make all filings required with respect to the registration statements and will use its best efforts to cause such filings to become effective, so that the Registrable Securities being registered shall be registered or qualified for sale under the securities or blue sky laws of such jurisdictions as shall be reasonably appropriate for distribution of the securities covered by the registration statement. BioTime will furnish to the Selling Securities Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act and such other related documents as the Selling Securities Holders may reasonably request in order to effect the sale of the Registrable Securities. To effect any offering pursuant to a registration statement under this paragraph 2, BioTime shall enter into an agreement containing customary representations and warranties, and indemnification and

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contribution provisions, all for the benefit of Selling Securities Holders, and, in the case of an underwritten public offering, an underwriting agreement with an investment banking firm selected by the Financial Adviser and reasonably acceptable to BioTime, containing such customary representations and warranties, and indemnification and contribution provisions.

         (d) If, at any time, BioTime proposes to register any of its securities under the 1933 Act (otherwise than pursuant to paragraph 2(c) above or on a Form S-8 if such form cannot be used for registration of the Registrable Securities pursuant to its terms), BioTime shall, as promptly as practicable, give written notice to the Financial Adviser. BioTime shall include in such registration statement any Registrable Securities proposed to be sold by the Selling Securities Holders. Notwithstanding the foregoing, if the offering of BioTime's securities is to be made through underwriters, BioTime shall not be required to include Registrable Securities if and to the extent that the managing underwriter reasonably believes in good faith that such inclusion would materially adversely affect such offering unless the Selling Securities Holders agree to postpone their sales until 10 days after the distribution is completed.

         (e) At such time as the Financial Adviser requests to register warrants pursuant to this paragraph 2, BioTime shall use its best efforts to list the warrants on all national securities exchanges on which the Common Stock is then listed if requested by the Financial Adviser.

         (f) BioTime shall pay the cost of the registration statements filed pursuant to this paragraph 2, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws (including counsel's fees and expenses in connection therewith), printing expenses, messenger and delivery expenses, internal expenses of BioTime, listing fees and expenses, and fees and expenses of BioTime's counsel, independent accountants and other persons retained or employed by BioTime. Selling Securities Holders shall pay any underwriters discounts applicable to Registrable Securities.

         (g) All certificates evidencing the Registrable Securities shall bear an appropriate legend to the effect that the securities have not been registered under the 1933 Act and may not be sold or transferred in the absence of such registration or an exemption therefrom. BioTime agrees that upon the sale of Registrable Securities pursuant to a registration statement or an exemption, it will, upon the presentation to its transfer agent of the certificates containing such legend, remove such legend. BioTime further agrees to remove the legend at such time as registration under the 1933 Act shall no longer be required.

         3. BioTime agrees to indemnify and hold harmless the Financial Adviser and its officers, affiliates, employees, agents, assignees and controlling persons (the Financial Adviser and each such person being hereinafter called an "Indemnified Person") against any and all losses, damages, claims, judgments, and expenses (including reasonable legal expenses), directly or indirectly, caused by, relating to, or arising out of or in connection with the Financial Adviser acting for BioTime hereunder or this Agreement. Biotime also agrees that an Indemnified Person shall not have any liability to BioTime or to any person (including without limitation, BioTime's shareholders) claiming through BioTime or in connection with the engagement of the Financial Adviser hereunder, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily from the Indemnified Person's gross negligence or willful misconduct.

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         4. In addition to issuing the warrants and shares of Common Stock described in paragraph 2 above, BioTime agrees to reimburse the Financial Adviser, upon written request from time to time, for all reasonable out-of-pocket expenses incurred in connection with its engagement hereunder.

         5. This Agreement shall terminate on October 1, 1997, unless sooner terminated pursuant to the following sentence. Either party may terminate this Agreement upon 30 days prior written notice to the other party, provided that if BioTime terminates this Agreement the right of the Financial Adviser to receive the next issuance of warrants to purchase 25,000 additional shares of Common Stock shall be accelerated and BioTime shall issue such warrants to the Financial Adviser contemporaneously with transmitting the notice of termination. Notwithstanding the termination of this Agreement for any reason pursuant to this paragraph 5, BioTime's obligations to the Financial Adviser under paragraphs 2(b), 2(c), 2(d), 2(e), 2(f), 2(g), 3, 5, and 8 of this Agreement shall continue.

         6. BioTime hereby represents and warrants to the Financial Adviser that BioTime has full legal right, power and authority to enter into and perform this Agreement and to issue the warrants and shares of Common Stock issuable upon the exercise of such warrants, and that all transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of BioTime. The Financial Adviser hereby represents and warrants to BioTime that it is acquiring the warrants for investment purposes and not with a view toward public distribution thereof.

         7. The validity and interpretation of this Agreement shall be governed by the law of the State of New York applicable to agreements made and to be fully performed therein.

         8. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto, each Indemnified Person, Selling Securities Holders, and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns. The Financial Adviser may assign the warrants (or the shares of Common Stock issuable upon the exercise of such warrants) to Alfred D. Kingsley or Gary K. Duberstein or as they may otherwise direct.

         9. Any notice given pursuant to the provisions of this Agreement shall be in writing and shall be mailed or delivered (a) if to BioTime, to BioTime, Inc., 935 Pardee Street, Berkeley, CA 94710, Attention: Paul Segall, Ph.D., or
(b) if to the Financial Adviser, to Greenbelt Corp., 277 Park Avenue, 27th Floor, New York, New York 10017, Attention: Gary K. Duberstein, Esq.

         10. For the convenience of the parties, this Agreement may be executed by the parties hereto in counterparts. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement. This Agreement may not be modified or amended except in writing signed by the parties hereto.


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         If the foregoing correctly sets forth our agreement, we would appreciate your signing the enclosed copy of this letter in the space provided and returning it to us.

                                                Very truly yours,

                                                GREENBELT CORP.


                                                By: /s/ Alfred D. Kingsley
                                                    Name: Alfred D. Kingsley
                                                    Title: President

Confirmed and agreed to this
13th day of September, 1995

BIOTIME, INC.


By: /s/ Paul Segall
     Name: Paul Segall
     Title: President